Exhibit 99.1 - Press Release Dated January 26, 2009

First South Bancorp, Inc.	FOR IMMEDIATE RELEASE
Press Release	For More Information Contact:
January 26, 2009	Bill Wall (CFO)
(252) 940-5017
Website: www.firstsouthnc.com

First South Bancorp, Inc. Announces Stock Repurchase Program

Washington, North Carolina - First South Bancorp, Inc. (Nasdaq: FSBK) (the "Company"), the parent holding company of First South Bank (the “Bank”), headquartered in Washington, North Carolina, reports that its previously announced stock repurchase program expired on January 14, 2009.  The Company purchased 118,743 shares of the 490,755 shares previously approved under that program.

The Company announces the adoption of a new stock repurchase program providing that it may repurchase up to 5% of its current outstanding common shares, totaling 486,905 shares.  The stock repurchase program will be dependent upon the Company’s financial condition, liquidity position, equity structure, capital needs, regulatory requirements, and economic and market conditions.

Bill Wall, Chief Financial Officer of the Company, stated, “The Board of Directors has authorized this repurchase program and if any share purchases are made they will be over a period of not greater than twelve months.  During this twelve-month period, the Company may purchase shares of its common stock at certain times and price levels that are satisfactory to the Company, although there is no guarantee or assurance as to the exact number of shares, if any, that may be repurchased by the Company.  The repurchase program will be affected through open market purchases, private unsolicited negotiated transactions, or in such other manner that will comply with applicable law.  Repurchased shares are held as treasury stock and used for general corporate purposes, including any future stock splits or stock option exercises.”

First South Bank has been serving the citizens of eastern North Carolina since 1902 and offers a variety of financial products and services, including a leasing company.  Securities brokerage services are made available through an affiliation with an independent broker/dealer. The Bank operates through its main office headquartered in Washington, North Carolina, and has 28 full service branch offices and one loan production office located throughout central, eastern, northeastern and southeastern North Carolina.

Statements contained in this release, which are not historical facts, are forward-looking statements as defined in the Private Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

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